UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2018

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of CEO and Employment Agreement

On June 1, 2018, the Board of Directors (the “Board”) of Tenax Therapeutics, Inc. (the “Company”) appointed Anthony A. DiTonno, a current member of the Board, as the Company’s Chief Executive Officer, effective June 1, 2018. While Mr. DiTonno will retain his position as a member of the Board, he relinquished his membership on the Company’s Compensation Committee as of June 1, 2018 and for the duration of his service as Chief Executive Officer as he is no longer an independent director under the Nasdaq Listing Rules. Michael Jebsen, the Company’s prior Interim Chief Executive Officer through the effective date of Mr. DiTonno’s appointment, will continue serving as the Company’s President and Chief Financial Officer.

Mr. DiTonno, age 69, has served as a director of the Company since December 2011. From January 2013 until May 31, 2018, Mr. DiTonno served as Chief Executive Officer of Avantis Medical Systems, Inc., a medical device company that develops and manufactures catheter-based endoscopic devices.  From April 2003 until December 2011, Mr. DiTonno was President and Chief Executive Officer of Neurogesx Inc., a biopharmaceutical company based in the San Francisco Bay area (“Neurogesx”). During his time at Neurogesx, Mr. DiTonno also served on its board of directors.  Mr. DiTonno has funded companies through a variety of financial arrangements including private and public financings, partnerships and debt. He has also been successful in gaining regulatory approvals in both the United States and European Union. Previously, he was Executive Vice President of Marketing and Sales at Enteric Medical Technologies Inc., which was acquired by Boston Scientific Company; President and Chief Executive Officer of Lifesleep Systems, Inc.; and Vice President and General Manager of Olcassen Pharmaceuticals, which was sold to Watson Laboratories. Early in his career, he held a variety of positions of increasing responsibility at Rorer Group, Inc. (Rhône Poulenc Rorer) and Wyeth Laboratories. Mr. DiTonno received an M.B.A. from Drexel University and a B.S. in Business Administration from St. Joseph’s University.

While serving as Chief Executive Officer, Mr. DiTonno will not receive compensation for his service as a member of the Board. Effective June 1, 2018, the Company entered into an employment agreement with Mr. DiTonno (the “Employment Agreement”). Under the Employment Agreement, Mr. DiTonno will receive an annual base salary of $430,000. Mr. DiTonno will also receive participation in medical insurance, dental insurance, and other benefit plans on the same basis as the Company’s other officers. Under the Employment Agreement, Mr. DiTonno will also receive an annual cash bonus consisting of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). The Employment Agreement also provides for a one-time non-statutory stock option grant of 50,000 shares of common stock. The Employment Agreement states that the Company will pay Mr. DiTonno up to $30,000 to cover costs associated with relocation expenses.

The Employment Agreement is effective for a one-year term, and automatically renews for additional one-year terms, unless the Employment Agreement is terminated in advance of renewal or either party gives notice at least 90 days prior to the end of the then current term of an intention not to renew. If Mr. DiTonno is terminated without cause, if he terminates his employment for good reason, or if the Company elects not to renew the Employment Agreement, Mr. DiTonno would be entitled to receive (i) one-year of base salary, (ii) a pro-rated amount of the annual bonus that he would have received had 100% of goals been achieved, and (iii) one-year of COBRA reimbursements or benefits payments, as applicable. Mr. DiTonno’s entitlement to these payments is conditioned upon execution of a release of claims.

For purposes of the Employment Agreement: (i) “cause” includes (a) a willful material breach of the Agreement by Mr. DiTonno, (b) material misappropriation of Company property, (c) material failure to comply with Company policies, (d) abuse of illegal drugs or abuse of alcohol in a manner that interferes with the performance of Mr. DiTonno’s duties, (e) dishonest or illegal action that is materially detrimental to the Company, and (f) failure to disclose material conflicts of interest, and (ii) “good reason” includes (a) a material reduction in base salary, (b) a material reduction of Mr. DiTonno’s authority, duties or responsibility, (c) certain changes in geographic location of Mr. DiTonno’s employment, or (d) a material breach of the Employment Agreement by the Company.

The Employment Agreement and a copy of the press release announcing the appointment of Mr. DiTonno as the Company’s Chief Executive Officer are filed as Exhibits 10.1 and 99.1 to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 9.01
Financial Statements and Exhibits.

(d)
Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Anthony A. DiTonno dated June 1, 2018.

99.1	Press Release dated June 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2018	Tenax Therapeutics, Inc.

By: /s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer